INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Record number of new license agreements drives strong results

WILMINGTON, DE. - February 17, 2022 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2021.
“We closed 2021 by signing five license agreements in the fourth quarter, bringing the total number of new license agreements, including renewals, for the year up to a record of 13,” said Liren Chen, President and CEO of InterDigital. “These agreements reflect both our customers’ respect for the strength and value of our innovative technologies as well as our ability to execute across our business.”
Fourth Quarter 2021 Financial Highlights
•Total revenue of $111.8 million increased 23% from $90.8 million in fourth quarter 2020. Recurring revenue was $101.6 million, compared to recurring revenue of $89.1 million in fourth quarter 2020. The increase in both total and recurring revenue was primarily driven by additional revenues from new patent license agreements signed in 2021.
•Operating expenses were $86.2 million, compared to $87.7 million in fourth quarter 2020. Fourth quarter 2021 operating expenses included $7.6 million in restructuring costs.
•Income from operations was $25.6 million, compared to $3.1 million in fourth quarter 2020.
•Net income1 was $21.9 million, or $0.70 per diluted share compared to net loss1 of $1.4 million, or $(0.04) per diluted share, in fourth quarter 2020.
•The company generated $71.2 million cash provided by operating activities, compared to $19.3 million in fourth quarter 2020, and $65.3 million of free cash flow2, compared to $10.4 million in fourth quarter 2020. These changes were primarily driven by cash collections from new agreements signed in 2021. Cash and cash equivalents, restricted cash and short-term investments totaled $948.6 million on December 31, 2021.
Full Year 2021 Financial Highlights
•Total revenue of $425.4 million increased 19% from $359.0 million in full year 2020. Recurring revenue was $351.7 million, compared to recurring revenue of $336.8 million in full year 2020. The increase in both total and recurring revenue was primarily driven by additional revenues from new patent license agreements, partially offset by a reduction in recurring revenue due to a handset manufacturer exiting the business, as previously disclosed.
•Operating expenses were $354.2 million, compared to $303.8 million for full year 2020. The increase was primarily driven by $27.9 million of restructuring charges and a $18.3 million share-based compensation cost increase in 2021, with the remaining increase related to revenue share and litigation, partially offset by one-time costs in 2020.
•Income from operations was $71.2 million, compared to $55.2 million in full year 2020, a 29% increase year-over-year.
•Net income1 was $55.3 million, or $1.77 per diluted share, compared to $44.8 million, or $1.44 per diluted share, in full year 2020.
•The company generated $130.4 million of cash provided by operating activities, compared to $163.5 million in full year 2020 and $94.5 million of free cash flow2, compared to $121.1 million for full year 2020. The decrease was driven by the increase in operating expenses.

Near-Term Outlook
The company expects total first quarter 2022 revenue to be between $95 million and $100 million, comprised almost entirely of recurring revenue.
This revenue guidance does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2022.
Conference Call Information
InterDigital will host a conference call on Thursday, February 17th, 2022 at 10:00 a.m. ET to discuss its fourth quarter and full year 2021 financial performance and other company matters.
For a live Internet webcast of the conference call, visit http://www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference call, dial +1 (888) 394-8218 within the United States and Canada or +1 (323) 701-0225 from outside the United States. Please call by 9:50 a.m. ET on February 17th and give the operator conference ID number 3170663.
An Internet replay of the conference call will be available on InterDigital’s website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 17th through 1:00 p.m. ET February 22rd. To access the recorded replay call, dial +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 3170663.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our belief that we will continue to be able to execute strongly on our business during the ongoing COVID-19 pandemic. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays, difficulties or accelerations in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with our roadmap; (v) our ability to commercialize our technologies and enter into customer agreements; (vi) the failure of the markets for our current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of our technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the 2017 Tax Cuts and Jobs Act, as well as further guidance that may be issued regarding such act; (ix) risks related to the potential impact of new accounting standards on our financial position, results of operations or cash flows; (x) failure to accurately forecast the impact of our restructuring activities on our financial statements and our business; (xi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such proceedings; (xii) the timing and impact of potential administrative and legislative matters; (xiii) changes or inaccuracies in market projections; (xiv) our ability to obtain liquidity though debt and equity financings; (xv) the potential effects that the ongoing COVID-19 pandemic and/or corresponding macroeconomic uncertainty could have on our financial position, results of operations and cash flows; and (xvi) changes in our business strategy.
We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Throughout this press release, net income and diluted earnings per share (“EPS”) are attributable to InterDigital, Inc. (e.g., after adjustments for non-controlling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash used in operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash used in operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
REVENUES:
Variable patent royalty revenue	$9,469	$8,667	$32,234	$26,587
Fixed-fee royalty revenue	91,698	77,438	314,585	298,461
Current patent royalties	101,167	86,105	346,819	325,048
Non-current patent royalties	10,234	1,121	73,709	21,582
Total patent royalties	111,401	87,226	420,528	346,630
Patent sales	—	600	—	600
Current technology solutions revenue	414	2,964	4,881	11,761
Total Revenue	$111,815	$90,790	$425,409	$358,991
OPERATING EXPENSES:
Patent administration and licensing	42,047	51,011	175,741	170,178
Development	22,369	22,891	89,368	84,646
Selling, general and administrative	14,223	13,748	61,217	48,999
Restructuring activities	7,587	—	27,877	—
Total Operating expenses	86,226	87,650	354,203	303,823

Income from operations	25,589	3,140	71,206	55,168

INTEREST EXPENSE	(5,796)	(9,918)	(25,225)	(40,799)
OTHER INCOME, NET	9,349	3,118	11,575	16,924
Income (loss) before income taxes	29,142	(3,660)	57,556	31,293
INCOME TAX (PROVISION) BENEFIT	(9,329)	769	(15,368)	6,648
NET INCOME (LOSS)	$19,813	$(2,891)	$42,188	$37,941
Net loss attributable to noncontrolling interest	(2,065)	(1,541)	(13,107)	(6,860)
NET INCOME (LOSS) ATTRIBUTABLE TO INTERDIGITAL, INC.	$21,878	$(1,350)	$55,295	$44,801
NET INCOME (LOSS) PER COMMON SHARE — BASIC	$0.71	$(0.04)	$1.80	$1.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,682	30,808	30,764	30,776
NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$0.70	$(0.04)	$1.77	$1.44
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,196	30,808	31,253	31,058
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.40	$1.40

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Income (loss) before income taxes	$29,142	$(3,660)	$57,556	$31,293
Taxes paid	(13,256)	(8,022)	(23,091)	(26,233)
Non-cash expenses	24,103	34,900	119,375	111,527
Change in deferred revenue	(80,912)	(28,669)	(16,868)	24,397
Change in operating working capital, deferred charges and other	112,152	24,706	(6,580)	22,483
Purchases of property and equipment and capitalized patent costs	(5,905)	(8,807)	(35,927)	(42,408)
FREE CASH FLOW[2]	65,324	10,448	94,465	121,059

Acquisition of patents	(2,350)	—	(2,350)	—
Proceeds from sale of business	—	910	—	910
Long-term investments	2,454	25	1,363	4,285
Net proceeds from exercise of stock options	2,065	100	7,950	1,892
Payments on long-term debt	—	—	—	(94,909)
Proceeds from noncontrolling interests	100	5,333	100	5,333
Non-controlling interest distribution	(1,403)	—	(2,512)	—
Dividends paid	(10,739)	(10,782)	(43,058)	(43,072)
Taxes withheld upon vesting of restricted stock units	(3,203)	(216)	(6,950)	(1,751)
Repurchase of common stock	(7,000)	—	(30,000)	(349)
Unrealized gain (loss) on short-term investments	134	153	(1,275)	1,136
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$45,382	$5,971	$17,733	$(5,466)

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	DECEMBER 31, 2021	DECEMBER 31, 2020
ASSETS
Cash, cash equivalents and short-term investments	$941,627	$926,647
Accounts receivable, net	31,113	16,008
Prepaid and other current assets	77,545	59,894
Property & equipment and patents, net	376,962	434,973
Other long-term assets, net	200,909	178,753
TOTAL ASSETS	$1,628,156	$1,616,275
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	79,888	75,827
Current deferred revenue	291,673	219,935
Long-term deferred revenue	19,463	108,069
Long-term debt & other long-term liabilities	484,215	415,878
TOTAL LIABILITIES	875,239	819,709
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	745,239	773,369
Noncontrolling interest	7,678	23,197
TOTAL EQUITY	752,917	796,566
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,628,156	$1,616,275

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$71,229	$19,255	$130,392	$163,467
Purchases of property and equipment	(634)	(1,918)	(2,511)	(11,793)
Capitalized patent costs	(5,271)	(6,889)	(33,416)	(30,615)
Free cash flow	$65,324	$10,448	$94,465	$121,059

CONTACT:	InterDigital, Inc.:
investor.relations@interdigital.com
+1 (302) 300-1857